Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Tactical Market Opportunities Fund, a series of

NUVEEN INVESTMENT FUNDS, INC.

811-05309

On February 26, 2015, the Nuveen Fund Board approved investment policy changes to the above-referenced fund. The policy changes were disclosed in the February 26, 2015 supplement to the prospectus and the Supplement to the Statement of Additional Information ( SAI ), filed under Form
497 on February 26, 2015, accession number
0001193125-15-064651 and such supplements are herein incorporated by reference as an exhibit to this Sub-Item 77D of Form N-SAR.

The investment policy allows the Fund to participate in the securities lending program at US
Bank.